Exhibit 15.1

[Maples and Calder Letterhead]

Weibo Corporation

7/F, Shuohuang Development Plaza

No. 6 Caihefang Road, Haidian District

Beijing 100080

People’s Republic of China

April 28, 2015

Dear Sirs,

We have acted as legal advisers as to the laws of the Cayman Islands to Weibo Corporation, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2014 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” and “Item 16G. Corporate Governance” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-199022) that was filed on 30 September 2014, pertaining to the Company’s 2010 Share Incentive Plan and 2014 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder
Maples and Calder